Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No. 11

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 11 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 11 should be read in conjunction with the Final Prospectus and may not be utilized without the Final Prospectus.

Attached hereto are two Current Reports on Form 8-K which Augme Technologies, Inc. filed with the Securities and Exchange Commission on November 4, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE FINAL PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 11 is November 4, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011 David Reese resigned as a director of Augme Technologies, Inc. (the “Company”).  While a director, Mr. Reese served as a member of the Audit Committee.  Upon his resignation, the Company’s Board of Directors agreed to the immediate vesting of options held by Mr. Reese to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.85 per share.  The right to exercise the options will expire on January 4, 2016.  In addition, the Company confirmed that Mr. Reese will be entitled, during the six month period following his resignation, to receive a flat fee equal to 1% of the net aggregate consideration received by the Company in the event of a change of control transaction.  This right was originally granted to him by the Company in the offer letter dated January 4, 2011.

On November 2, 2011 the Company’s Board of Directors appointed Ernest W. Purcell as a director.  Mr. Purcell will serve on the Audit Committee.

In conjunction with his appointment as a director, the Company has issued a 5-year option to Mr. Purcell for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $2.69.  The right to purchase the common stock vests at a rate of 1/36th per month.  During his service as a director, Mr. Purcell will also receive, at the end of each fiscal quarter, a 5-year option to purchase 6,000 shares of the Company’s common stock.  The exercise price will be equal to the 10-day trailing average closing price of a share of common stock (from the last day of the quarter) with respect to the quarter to which the grant relates, and shall have the same vesting period and term as described above.  In addition, during his term as a director and for the six month period following his resignation, in the event of a change of control transaction or a transaction in which Mr. Purcell participates and which realizes the monetization of the Company’s intellectual property (either through a settlement agreement, a license agreement not entered into in the ordinary course of the Company’s business or an asset sale), Mr. Purcell will be entitled to receive a flat fee equal to 1% of the net aggregate consideration received by the Company.

Mr. Purcell is a Senior Managing Director of Houlihan Lokey.  The Company has, in the past, and the Company may, in the future, retain Houlihan Lokey for corporate finance and financial advisory services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated November 4, 2011

Augme Technologies, Inc. (Registrant)

By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other	(Commission	(IRS Employer
jurisdiction of	File	Identification
incorporation)	No.)	No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07               Submission of Matters to a Vote of Security Holders.

On November 1, 2011 the Company held its annual meeting of stockholders.  At the annual meeting, the following matters were approved by the stockholders:

Proposal	For	Against	Abstain

Election of Ivan Braiker as a sole Class I director	44,395,996	1,552,735	92,975

Amendment to the Company’s 2010 Incentive Stock Option Plan	42,864,032	2,974,292	203,382

Ratification and approval of an amendment increasing the Company’s authorized shares of common stock	42,897,073	2,363,259	781,374

The following proposal, which required a vote of 66 2/3% of the outstanding shares, was not approved:

Proposal	For	Against	Abstain
Approve an amendment to the Amended and Restated Certificate of Incorporation to eliminate the requirement of a staggered board of directors	43,457,273	2,385,183	199,250

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated November 4, 2011

Augme Technologies, Inc.
(Registrant)

By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer

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